EXHIBIT 10.2

NEWELL BRANDS INC.

AMENDED AND RESTATED MANAGEMENT BONUS PLAN

THE MANAGEMENT BONUS PLAN (this “Plan”) of Newell Brands Inc., a Delaware corporation (“Newell”), is hereby amended and restated as follows, effective as of January 1, 2021.

RECITALS

WHEREAS, effective as of January 1, 2017 the Board of Directors of Newell adopted an incentive bonus plan pursuant to which Newell awarded bonuses that were intended to constitute qualified performance-based compensation within the meaning of Section 162(m) of the Code (as defined below); and

WHEREAS, the Organizational Development & Compensation Committee (the “Committee”) of the Board of Directors of Newell has been granted the authority under Section 10.1 of the Newell Brands Inc. Management Bonus Plan (the “Plan”), to amend the Plan; and

WHEREAS, the Tax Cuts and Jobs Act of 2017 (the “TCJA”) eliminated the exception from the $1 million deduction limit under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), for qualified performance-based compensation payable to “Executive Officers,” effective for tax years beginning on or after January 1, 2018; and

WHEREAS, accordingly, the Committee previously amended the Plan so that the provisions of the Plan intended to permit the grant of qualified performance-based compensation under Section 162(m) of the Code, as in effect before the TCJA, generally no longer apply with respect to Bonus Awards (as defined below) granted on or after January 1, 2018; and

WHEREAS, the Committee desires to amend and restate the Plan;

NOW, THEREFORE, Newell hereby amends and restates the Plan to read in its entirety as follows, effective January 1, 2021:

1.	STATEMENT OF PURPOSE

1.1 Statement of Purpose. The purpose of the Plan is to encourage the creation of shareholder value by establishing a direct link between the achievement of designated Corporate Performance Objectives (as defined below) and the incentive compensation of Participants in the Plan. Participants contribute to the success of Newell and its Affiliates (as defined below) through the application of their skills and experience in fulfilling the responsibilities associated with their positions. Newell and its Affiliates desire to benefit from the contributions of the Participants and to provide an incentive bonus plan that encourages the sustained creation of shareholder value.

2.	DEFINITIONS

2.1 Definitions. Capitalized terms used in the Plan shall have the following meanings:

“Affiliate” means any entity that is part of a controlled group of corporations or is under common control with Newell within the meaning of Code Sections 1563(a), 414(b) or 414(c), except that, in making any such determination, fifty percent (50%) shall be substituted for eighty percent (80%) each place it appears under such Code Sections and related regulations.

“Aggregate Corporate Performance Bonus Multiplier” means the percentage(s) from zero percent (0%) to two hundred percent (200%) that applies to determine the Participant’s Bonus Award for the Bonus Period and corresponds to the Corporate Performance Objective(s) and/or level(s) of Corporate Performance Objective(s) that must be achieved during the Bonus Period to calculate the Participant’s Bonus Award. The Committee shall establish how the Aggregate Corporate Performance Bonus Multiplier shall be determined for purposes of determining the Participant’s Bonus Award. If the Aggregate Corporate Performance Bonus Multiplier is to be determined based on the achievement of a single level of a Corporate Performance Objective, the Aggregate Corporate Performance Bonus Multiplier shall be the same as the Corporate Performance Bonus Multiplier assigned to that single level of Corporate Performance Objective for the Bonus Period. If the Aggregate Corporate Performance Bonus Multiplier is to be determined based on the achievement of more than one Corporate Performance Objective or more than one level of Corporate Performance Objective, the Aggregate Corporate Performance Bonus Multiplier shall equal the sum of those percentages determined by multiplying (i) the Corporate Performance Bonus Multiplier assigned to each separate Corporate Performance Objective or level of Corporate Performance Objective for the Bonus Period by (ii) the Weighting Percentage assigned to that separate Corporate Performance Objective or level of Corporate Performance Objective.

“Beneficiary” means the person or persons designated in writing by the Participant to be the Participant’s Beneficiary. Such designation shall be made in writing by the Participant in the manner prescribed by the Committee. The Participant may change or revoke such designation at any time, only if such change or revocation is made in writing in the manner prescribed by the Committee. If, at the time of the Participant’s death, no Beneficiary has been designated or the designated Beneficiary predeceases the Participant, the Participant’s Beneficiary for purposes of the Plan will be (i) the Participant’s spouse, (ii) if there is no spouse, the Participant’s children, including legally adopted children, in equal shares per stirpes, and (iii) if there is no spouse nor children, the Participant’s estate.

“Bonus Award” means the Bonus Award which can be earned and paid for the Bonus Period to a Participant, which results from multiplying the Participant’s Compensation for the Bonus Period by the product of (i) the Participant’s Target Bonus Percentage and (ii) the Participant’s relevant Corporate Aggregate Performance Bonus Multiplier. Notwithstanding the foregoing, the Committee in its discretion may establish a different methodology from the foregoing to determine the Participant’s Bonus Award for the Bonus Period. The Participant’s Bonus Award may be increased or decreased as the Committee in its sole discretion shall determine based on the Participant’s individual performance or such other factors as the Committee determines to be appropriate.

“Bonus Period” means the period beginning January 1 and ending December 31 of the calendar year in respect of which the Corporate Performance Objectives are measured and the Participants’ Bonus Awards, if any, are to be determined.

“Cause” means (i) the Participant’s willful engagement in misconduct in the performance of Participant’s duties that causes material harm to Newell or any of its Affiliates; (ii) the Participant’s conviction of a criminal violation involving fraud or dishonesty or (iii) the Participant’s unsatisfactory performance or conduct detrimental to Newell or any of its Affiliates, as determined solely by the Committee. Without limiting the generality of the foregoing, the following shall not constitute Cause under clauses (i) and (ii) above: the failure by the Participant and/or Newell to attain financial or other business objectives; any personal or policy disagreement between the Participant and Newell or any of its Affiliates or any member of the Board of Directors of Newell; or any action taken by the Participant in connection with Participant’s duties if the Participant has acted in good faith and in a manner the Participant reasonably believed to be in, and not opposed to, the best interest of Newell and its Affiliates and had no reasonable cause to believe the Participant’s conduct was improper. Notwithstanding anything herein to the contrary, in the event Newell or any Affiliate terminates the employment of a Participant for Cause, as defined in clauses (i) and (ii) only, Newell or the Affiliate shall give the Participant at least thirty (30) days’ prior written notice specifying in detail the reason or reasons for the Participant’s termination.

“CEO” means the Chief Executive Officer of Newell.

“Change in Control” means the occurrence of any of the following events:

(i) any individual, partnership, firm, corporation, association, trust, unincorporated organization or other entity (other than Newell or a trustee or other fiduciary holding securities under an employee benefit plan of Newell or an Affiliate), or any syndicate or group deemed to be a person under Section 14(d)(2) of the Exchange Act, is or becomes the “beneficial owner” (as defined in Rule 13d-3 of the General Rules and Regulations under the Exchange Act), directly or indirectly, of securities of Newell representing twenty-five percent (25%) or more of the combined voting power of Newell’s then outstanding securities entitled to vote generally in the election of directors;

(ii) Newell is party to a merger, consolidation, reorganization or other similar transaction with another corporation or other legal person unless, following such transaction, more than fifty percent (50%) of the combined voting power of the outstanding securities of the surviving, resulting or acquiring corporation or person or its parent entity entitled to vote generally in the election of directors (or persons performing similar functions) is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners of Newell’s outstanding securities entitled to vote generally in the election of directors immediately prior to such transaction, in substantially the same proportions as their ownership, immediately prior to such transaction, of Newell’s outstanding securities entitled to vote generally in the election of directors;

(iii) Newell sells all or substantially all of its business and/or assets to another corporation or other legal person unless, following such sale, more than fifty percent (50%) of the combined voting power of the outstanding securities of the acquiring corporation or person or its parent entity entitled to vote generally in the election of directors (or persons performing similar functions) is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners of Newell’s outstanding securities entitled to vote generally in the election of directors immediately prior to such sale, in substantially the same proportions as their ownership, immediately prior to such sale, of Newell’s outstanding securities entitled to vote generally in the election of directors; or

(iv) during any period of two (2) consecutive years or less, individuals who, (A) at the beginning of such period constituted the Board of Directors of Newell (collectively, the “Board” and individually, a “Director”) (and any new Directors, whose appointment or election by the Board or nomination for election by Newell’s stockholders was approved by a vote of at least two-thirds (2/3) of the Directors then still in office who either were Directors at the beginning of the period or whose appointment, election, or nomination for election was so approved) and (B) have not in the interim during such period ceased their service as a Director for any duration (without reappointment to the Board as a new Director whose appointment or election was approved by a vote of at least two-thirds of the Directors then still in office who either were Directors at the beginning of the period and throughout such interim period or whose appointment, election or nomination for election was so approved), cease for any reason to constitute a majority of the Board.

“Code” means the Internal Revenue Code of 1986, as amended.

“Committee” means the Organizational Development and Compensation Committee of the Board of Directors of Newell or a sub-committee of the Organizational Development and Compensation Committee of the Board of Directors of Newell. The Committee shall administer the Plan.

“Compensation” means the Participant’s actual base salary or wages earned during the Bonus Period, excluding incentive payments, salary continuation, bonuses, income from equity awards, stock options, restricted stock, restricted stock units, deferred compensation, commissions, and any other forms of compensation over and above the Participant’s actual base salary or wages earned during the Bonus Period.

“Corporate Performance Bonus Multiplier” means the percentage(s) from zero percent (0%) to two hundred percent (200%) that applies to each separate Corporate Performance Objective or separate level of Corporate Performance Objective used to determine the Participant’s Bonus Award for the Bonus Period, if any. The Committee shall establish the Corporate Performance Bonus Multiplier that corresponds to each Corporate Performance Objective or different level of Corporate Performance Objective that must be achieved during the Bonus Period to calculate the Participant’s Bonus Award.

“Corporate Performance Objectives” means any quantitative business criteria established by the Committee to determine the Participant’s Bonus Award payout.

“Executive Officers” means the Employees or Participants who are the executive officers of Newell, as defined under the Exchange Act.

“Disability” has the same definition as under any employment or service agreement between the Employer and the Participant or, if no such employment or service agreement exists or if such employment or service agreement does not contain any such definition, Disability means where the Participant is “disabled” or has incurred a “disability” in accordance with the policies of the Employer that employs the Participant in effect at the applicable time (not counting any short-term disability).

“Distribution” means the payment of the Bonus Award under the Plan.

“Distribution Date” means the date on which the Distribution occurs.

“Effective Date” means January 1, 2021.

“Employee” means a common law employee of an Employer who is classified as “exempt” on the Employer’s payroll, personnel or tax records. A common law employee of an Employer only includes an individual who renders personal services to the Employer and who, in accordance with the established payroll, accounting and personnel policies of the Employer, is characterized by the Employer as an “exempt” common law employee. An Employee does not include (i) any person whom the Employer has identified on its payroll, personnel or tax records as an independent contractor or (ii) any person who has acknowledged in writing to the Employer that such person is an independent contractor, whether or not in case of both (i) and (ii) a court, the Internal Revenue Service or any other authority ultimately determines such classification to be correct or incorrect as a matter of law or (iii) any person who is classified other than as “exempt” on the Employer’s payroll, personnel or tax records.

“Employer” means Newell and any Affiliate of Newell who employs one or more Employees.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Newell” means Newell Brands Inc., a Delaware corporation, and any successor thereto.

“Participant” means an Employee of an Employer who is selected by the Committee to participate in the Plan.

“Plan” means this Newell Brands Inc. Management Bonus Plan, in its current form and as it may be hereafter amended.

“Retirement” means the Participant’s termination of employment with Newell and its Affiliates without Cause on or after the date the Participant (i) has attained age sixty (60) or (ii) has attained age fifty-five (55) and has ten (10) or more Years of Service.

“Target Bonus Percentage” means, if applicable, the percentage of the Participant’s Compensation that will be earned as a Bonus Award where the Corporate Performance Objectives that are achieved for the Bonus Period result in an Aggregate Corporate Performance Bonus Multiplier of one hundred percent (100%). The Target Bonus Percentage for each Participant shall be established consistent with the Participant’s position in the Employer’s compensation structure.

“Weighting Percentage” means the percentage from one percent (1%) to one hundred percent (100%) assigned by the Committee to each separate Corporate Performance Objective or separate level of Corporate Performance Objective to be achieved to determine the Participant’s Bonus Award for the Bonus Period. In no event may the sum of the Weighting Percentages assigned to the Corporate Performance Objectives and levels of Corporate Performance Objectives to be achieved for the Bonus Period to calculate the Participant’s Bonus Award exceed one hundred percent (100%) for either such determination.

“Years of Service” means the Participant’s period of employment with Newell and its Affiliates from Participant’s most recent date of hire (including any predecessor company or business acquired by Newell or any Affiliate, provided the Participant was immediately employed by Newell or an Affiliate), determined in fully completed years.

3.	ADMINISTRATION OF THE PLAN

3.1 Administration of the Plan. The Committee shall be the administrator of the Plan and shall have full authority to formulate adjustments and make interpretations under the Plan as it deems appropriate. The Committee in its sole discretion may appoint one or more individuals who are not members of the Board of Directors of Newell or the Committee to administer the Plan on its behalf, except that the Committee remains responsible to approve all aspects of the Plan that may affect Bonus Awards with respect to Executive Officers. The Committee shall also be empowered to make any and all of the determinations not herein specifically authorized which may be necessary or desirable for the effective administration of the Plan. Any decision or interpretation of any provision of this Plan adopted by the Committee or its appointees shall be final, binding and conclusive on all parties. Benefits under this Plan shall be paid only if the Committee or its appointee determines, in its sole discretion, that the Participant or Beneficiary is entitled to them. None of the members of the Committee or its appointees shall be liable for any act done or not done in good faith with respect to this Plan. Newell shall bear all expenses of administering this Plan.

4.	ELIGIBILITY

4.1 Establishing Participation. Each Employee whose position in the Employer’s compensation structure entitles him or her to participate in the Plan shall participate in the Plan for the applicable Bonus Period, including any such eligible Employee hired after the commencement of the Bonus Period and prior to October 1st of the Bonus Period. Notwithstanding the foregoing, except as approved by the Committee, Employees hired on or after October 1st of the Bonus Period shall not be eligible to participate in the Plan for that Bonus Period. Any Employee promoted during the Bonus Period may participate in the Plan in accordance with such Employee’s status for the relevant portion of the Bonus Period.

5.	AMOUNT OF BONUS AWARDS

5.1 Establishment of Bonuses.

(a) Establishment of Bonus Awards. The Committee shall establish, for each Participant, the Participant’s (i) Target Bonus Percentage, if any, (ii) the Corporate Performance Objective(s) and level(s) of Corporate Performance Objectives that must be achieved to determine the Participant’s Bonus Award and (iii) the Aggregate Corporate Performance Bonus Multiplier that will apply to determine the Participant’s Bonus Award for the Bonus Period.

(b) Time and Manner of Establishment. The Corporate Performance Objectives and levels of Corporate Performance Objectives to be achieved must take into account and be calculated with respect to the full accrual and payment of the Bonus Awards to be paid under the Plan. Each Participant’s (i) Target Bonus Percentage, (ii) Corporate Performance Objective(s) and level(s) of Corporate Performance Objective to be achieved, and (iii) Corporate Performance Bonus Multiplier that corresponds to each Corporate Performance Objective or level of Corporate Performance Objective to be achieved (collectively, “Bonus Metrics”) will be established in writing no later than ninety (90) days after the beginning of the Bonus Period to which they relate; provided that the Committee retains the discretion to postpone the determination of any Bonus Metrics to a later date or to amend any previously approved Bonus Metrics at any time prior to the end of the Bonus Period. The Corporate Performance Objectives may not include solely the mere continued employment of the Participant, although Bonus Awards may become payable contingent on the Participant’s continued employment in addition to Corporate Performance Objectives or levels of Corporate Performance Objectives. If there are separate Corporate Performance Objectives and/or separate levels of Corporate Performance Objectives that will apply to determine any aspect of a Participant’s Bonus Award, the Committee shall assign the Corporate Performance Bonus Multiplier and Weighting Percentage to be used for each separate Corporate Performance Objective and/or separate level of Corporate Performance Objective, and the Participant’s Aggregate Corporate Performance Bonus Multiplier shall be the sum of the products of (A) each Corporate Performance Bonus Multiplier assigned to the separate Corporate Performance Objective or separate level of Corporate Performance Objective that must be achieved for the Bonus Period multiplied by (B) the Weighting Percentage the Committee assigned to that separate Corporate Performance Objective or separate level of Corporate Performance Objective. To the extent actual performance falls between two Corporate Performance Bonus Multipliers assigned to the separate Corporate Performance Objective or separate level of Corporate Performance Objective that must be achieved for the Bonus Period, the Corporate Performance Bonus Multiplier for that Corporate Performance Objective or level of Corporate Performance Objective shall be determined by straight line interpolation between the two Corporate Performance Bonus Multipliers.

5.2 Calculation of Bonus Awards.

(a) Timing of the Calculation. The calculations necessary to determine the Bonus Awards for the Bonus Period shall be made no later than the fifteenth day of the third month following the end of the Bonus Period for which the Bonus Awards are to be calculated. Such calculation shall be carried out in accordance with this Section 5.2.

(b) Calculations. Following the end of the Bonus Period, each Participant’s Bonus Award, if any, shall be calculated based on the performance achieved for the Bonus Period. The Participant’s Bonus Award for the Bonus Period may be increased or decreased as the Committee in its sole discretion shall determine based on individual performance or such other factors as the Committee determines to be appropriate.

(c) Determination. For purposes of the Bonus Awards, the Committee shall determine whether and to what extent the Corporate Performance Objectives or levels of Corporate Performance Objectives have been achieved.

6.	PAYMENT OF AWARDS

6.1 Eligibility for Payment. Except as otherwise set forth in Sections 7.1, 8.1 or 9.11 of this Plan or as the Committee may otherwise approve, Bonus Awards shall not be paid to any Participant who is not employed by an Employer on the last day of the Bonus Period with respect to which the Bonus Award has been determined, or any such later date on or before the date of the relevant Bonus Award payment as determined by the Committee and communicated to Participants, and a Participant who terminates employment with all Employers prior to such date shall not be eligible to receive any Distribution for (i) the relevant Bonus Period or (ii) any future Bonus Periods. Additionally, notwithstanding any other provision of the Plan, no Bonus Awards shall be paid to any Participant on and after the time the Participant is notified by the Employer that the Participant’s employment is to be terminated involuntarily for Cause, whether the Bonus Award is payable with respect to any completed Bonus Period, the Bonus Period in which the Participant’s employment is terminated or any future Bonus Period.

6.2 Timing of Payment. Any Distribution to be paid for a Bonus Period shall be paid no later than the 15th day of the third month following the end of the Bonus Period.

6.3 Payment of Award. The amount of the Bonus Award to be paid pursuant to this Section 6 to a Participant shall be paid in one lump sum cash payment by the Employer. If the Participant dies before payment of the Bonus Award, the Bonus Award, to the extent still payable, shall be paid to the Participant’s Beneficiary.

6.4 Taxes; Withholding. To the extent required by law, the Employer shall withhold from all Distributions made hereunder any amount required to be withheld by Federal and state or local government or other applicable laws. Each Participant shall be responsible for satisfying in cash or cash equivalent acceptable to the Committee any income and employment tax withholdings applicable to any Distribution to the Participant under the Plan.

7.	CHANGE IN CONTROL

7.1 Effect of Change in Control. If a Change in Control occurs, subject to Section 9.11 of the Plan, (i) Bonus Awards with respect to any Bonus Period that ended prior to the Change in Control shall be determined based on actual business results achieved for the Bonus Period and (ii) Bonus Awards with respect to the Bonus Period in which the Change in Control occurs shall be determined assuming the achievement of each applicable Corporate Performance Objective or level of Corporate Performance

Objective at the target level of achievement for the Bonus Period, except that (i) the Bonus Award for the Bonus Period that includes the Change in Control shall be based solely upon the Participant’s Compensation for that Bonus Period through the date of the Change in Control and (ii) in case of Bonus Awards for any completed Bonus Period and the Bonus Period in which the Change in Control occurs, (A) the Committee shall not exercise any discretion to decrease the Participant’s Preliminary Bonus Award and (B) the Participant need no longer remain employed with Newell and its Affiliates on or after the Change in Control. After a Change in Control, Bonus Awards for any completed Bonus Period shall be paid at the normal time of the bonus payout but in no event later than the 15th day of the third month following the end of the Bonus Period. Bonus Awards for the Bonus Period that includes the Change in Control shall be paid no later than the 15th day of the third month following the date of the Change in Control.

8.	TERMINATION OF EMPLOYMENT

8.1 Payment after Death, Disability and Retirement. If before a Change in Control occurs the Participant’s employment with all Employers is terminated during the Bonus Period on account of the Participant’s death, Disability or Retirement, subject to Section 9.11 of the Plan, the Participant shall be entitled to receive for the Bonus Period that includes the date of the Participant’s death, Disability or Retirement, the Bonus Award that would result based on actual business results for the entire Bonus Period, taking into account the Corporate Performance Objectives and levels of Corporate Performance Objectives achieved during the Bonus Period, calculated on the same basis as other similarly-situated Participants, except that the Bonus Award for that Bonus Period shall be based solely upon the Participant’s Compensation for that Bonus Period through the time of Participant’s death, Disability or Retirement. Each Participant described herein also shall be entitled to receive any Bonus Award payable for any Bonus Period that ended before the Participant’s death, Disability or Retirement, on the same basis as the Bonus Award for the Bonus Period that includes the date of the Participant’s death, Disability or Retirement. Such Bonus Awards shall be paid at the normal time of the bonus payout as if the Participant had remained employed but in no event later than the 15th day of the third month following the end of the Bonus Period.

8.2 Payment after Termination of Employment Other Than on Account of Death, Disability or Retirement. If before a Change in Control occurs the Participant’s employment with all Employers is terminated during the Bonus Period other than on account of the Participant’s death, Disability or Retirement, subject to Section 9.11 of the Plan, the Participant shall not be entitled to receive a Bonus Award for the Bonus Period that includes the termination of the Participant’s employment other than on account of the Participant’s death, Disability or Retirement, unless the Committee specifically approves otherwise. The Committee has the discretion to pay the Participant’s Bonus Award that would result based on actual business results for the entire Bonus Period (based solely upon the Participant’s Compensation for that Bonus Period through the time of Participant’s termination of employment), or any portion thereof, notwithstanding the termination of the Participant’s employment during the Bonus Period other than on account of the Participant’s death, Disability or Retirement.

9.	MISCELLANEOUS

9.1 Unsecured General Creditor. Participants and their beneficiaries, heirs, successors and assigns shall have no legal or equitable rights, interests, or other claim in any property or assets of the Employer. Any and all assets shall remain general, unpledged, unrestricted assets of the Employer. The Employer’s obligation under the Plan shall be that of an unfunded and unsecured promise to pay cash in the future, and there shall be no obligation to establish any fund, any security or any other restricted asset in order to provide for the payment of amounts under the Plan.

9.2 Obligations to the Employer. If a Participant becomes entitled to a Distribution under the Plan, and, if, at the time of the Distribution, such Participant has outstanding any debt, obligation or other liability representing an amount owed to any Employer, then the Employer may offset such amounts owing to it or any other Employer against the amount of any Distribution. Such determination shall be made by the Committee. Any election by the Committee not to reduce any Distribution payable to a Participant shall not constitute a waiver of any claim for any outstanding debt, obligation, or other liability representing an amount owed to the Employer.

9.3 Nonassignability. Neither a Participant nor any other person shall have any right to commute, sell, assign, transfer, pledge, anticipate, mortgage or otherwise encumber, transfer, hypothecate or convey in advance of actual receipt the amounts, if any, payable hereunder, or any part thereof, which are, and all rights to which are, expressly declared to be unassignable and nontransferable. No part of a Distribution, prior to actual Distribution, shall be subject to seizure or sequestration for the payment of any debts, judgments, alimony or separate maintenance owed by a Participant or any other person, nor shall it be transferable by operation of law in the event of the Participant’s or any other persons bankruptcy or insolvency, except as set forth in Section 9.2 above.

9.4 Employment or Future Pay or Compensation Not Guaranteed. Nothing contained in this Plan nor any action taken hereunder shall be construed as a contract of employment or as giving any Participant or any former Participant any right to be retained in the employ of an Employer or receive or continue to receive any rate of pay or other compensation, nor shall it interfere in any way with the right of an Employer to terminate the Participant’s employment at any time without assigning a reason therefore.

9.5 Gender, Singular and Plural. All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, or neuter, as the identity of the person or persons may require. As the context may require, the singular may be read as the plural and the plural as the singular.

9.6 Captions. The captions to the articles, sections, and paragraphs of this Plan are for convenience only and shall not control or affect the meaning or construction of any of its provisions.

9.7 Applicable Law. This Plan shall be governed and construed in accordance with the laws of the State of Delaware.

9.8 Validity. In the event any provision of the Plan is held invalid, void, or unenforceable, the same shall not affect, in any respect whatsoever, the validity of any other provision of the Plan.

9.9 Notice. Any notice or filing required or permitted to be given to the Committee shall be sufficient if in writing and hand delivered, or sent by registered or certified mail, to the principal office of Newell, directed to the attention of the Committee. Such notice shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark on the receipt for registration or certification.

9.10 Compliance. No Distribution shall be made hereunder except in compliance with all applicable laws and regulations (including, without limitation, withholding tax requirements), any listing agreement with any stock exchange to which Newell is a party, and the rules of all domestic stock exchanges on which Newell’s shares of capital stock may be listed. The Committee shall have the right to rely on an opinion of its or Newell’s counsel as to such compliance. No Distribution shall be made hereunder unless the Employer has obtained such consent or approval as the Employer may deem advisable from regulatory bodies having jurisdiction over such matters.

9.11 Other Agreements; No Duplicate Payments. To the extent the Participant and the Employer are parties to any other agreements or arrangements relating to the Participant’s employment that provide for payment(s) of any bonuses under this Plan on termination of employment, change in control or otherwise, this Plan and such other agreements or arrangements shall be construed and interpreted so that (i) the Bonus Awards and Distributions payable under the Plan and such other agreements or arrangements are only paid once; it being the intent of this Plan not to provide the Participant any duplicative payments of Bonus Awards, but that (ii) the Participant shall be entitled to receive the full benefits of both the Plan and such other agreements or arrangements; it being the intent of Newell and its Affiliates to provide the Participant with the benefits of such other agreements or arrangements. To the extent a Participant is entitled to a bonus payment calculated under this Plan and under any other agreement or arrangement, which would result in a duplicative payment of the Bonus Award or Distribution, no Bonus Award or Distribution will be payable hereunder if the payment under the other agreement or arrangement is not reduced by any duplicative payment under this Plan. To the extent a Participant is entitled to a bonus payment or portion thereof calculated under this Plan under any other agreement or arrangement, which bonus payment or portion thereof is not otherwise payable under this Plan, the terms of such other agreement or arrangement shall control and be given effect.

9.12 Confidentiality. The Participant may not discuss or disclose any terms of this Plan or its benefits with anyone except for Participant’s attorneys, accountants and immediate family members who shall be instructed to maintain the confidentiality agreed to under this Plan, except as may be required by law.

9.13 Temporary Leaves of Absence. The Committee in its sole discretion may decide to what extent leaves of absence for government or military service, illness, temporary disability or other reasons shall, or shall not be, deemed an interruption or termination of employment.

9.14 Compensation Recoupment Policy. Notwithstanding any other provision of this Plan, any Bonus Award received by the Participant and/or cash paid hereunder, shall be subject to potential cancellation, recoupment, rescission, paycheck or other action in accordance with the terms of any Compensation Recoupment Policy Newell may adopt, and as it may be amended from time to time. By acceptance of the Bonus Award, the Participant agrees and consents to Newell’s application, implementation and enforcement of (a) any such Compensation Recoupment Policy or any similar policy established by Newell or any Affiliate that may apply to the Participant and (b) any provision of applicable law relating to cancellation, rescission, payback or recoupment of compensation, and expressly agrees that Newell may take such actions as are necessary to effectuate the Compensation Recoupment Policy, any similar policy (as applicable to the Participant) or applicable law without further consent or action being required by the Participant. To the extent that the terms of this Plan and the Compensation Recoupment Policy or any similar policy conflict, then the terms of such policy shall prevail.

10.	AMENDMENT AND TERMINATION OF THE PLAN

10.1 Amendment. Except as set forth in Section 10.3 below, the Committee in its sole discretion may at any time amend the Plan in whole or in part.

10.2 Termination of the Plan.

(a) Employer’s Right to Terminate. Except as set forth in Section 10.3 below, the Committee may at any time terminate the Plan, if it determines in good faith that the continuation of the Plan is not in the best interest of Newell and its shareholders. No such termination of the Plan shall reduce any Distributions already made.

(b) Payments upon Termination of the Plan. Upon the termination of the Plan under this Section 10.2, Awards for future Bonus Periods shall not be made. With respect to the Bonus Period in which such termination takes place, the Employer will pay to each Participant the Participant’s Bonus Award, if any, for such Bonus Period, less any applicable withholdings, only to the extent the Committee provides for any such payments on termination of the Plan (in which case all such payments will be made no later than the 15th day of the third month following the end of the Bonus Period that includes the effective date of termination of the Plan).

10.3 Amendment or Termination after a Change in Control. Notwithstanding any other provision of the Plan, the Committee may not amend or terminate the Plan in whole or in part, or change eligibility for participation in the Plan, on or after a Change in Control to the extent any such amendment or termination, or change in eligibility for participation in the Plan, would adversely affect the Participants’ rights hereunder or result in Bonus Awards not being paid consistent with the terms of the Plan in effect prior to such amendment or termination for the Bonus Period in which the amendment or termination of the Plan takes place and any prior Bonus Period.

11.	COMPLIANCE WITH SECTION 409A

11.1 Tax Compliance. This Plan is intended to be exempt from the applicable requirements of Section 409A of the Code and shall be construed and interpreted in accordance therewith. The Committee may at any time amend, suspend or terminate this Plan, or any payments to be made hereunder, as necessary to be exempt from Section 409A of the Code. Notwithstanding the preceding, no Employer shall be liable to any Employee or any other person if the Internal Revenue Service or any court or other authority having jurisdiction over such matter determines for any reason that any Bonus Award or Distribution to be made under this Plan is subject to taxes, penalties or interest as a result of failing to comply with Section 409A of the Code. The Distributions under the Plan are intended to satisfy the exemption from Section 409A of the Code for “short-term deferrals.”

12.	CLAIMS PROCEDURES

12.1 Filing of Claim. If a Participant becomes entitled to a Bonus Award or a Distribution has otherwise become payable, and the Participant has not received the benefits to which the Participant believes he is entitled under such Bonus Award or Distribution, then the Participant must submit a written claim for such benefits to the Committee within ninety (90) days of the date the Bonus Award would have become payable (assuming the Participant is entitled to the Bonus Award) or the claim will be forever barred.

12.2 Appeal of Claim. If a claim of a Participant is wholly or partially denied, the Participant or his duly authorized representative may appeal the denial of the claim to the Committee. Such appeal must be made at any time within thirty (30) days after the Participant receives written notice from the Committee of the denial of the claim. In connection therewith, the Participant or his duly authorized representative may request a review of the denied claim, may review pertinent documents and may submit issues and comments in writing. Upon receipt of an appeal, the Committee shall make a decision with respect to the appeal and, not later than sixty (60) days after receipt of such request for review, shall furnish the Participant with a decision on review in writing, including the specific reasons for the decision, as well as specific references to the pertinent provisions of the Plan upon which the decision is based. Notwithstanding the foregoing, if the Committee has not rendered a decision on appeal within sixty (60) days after receipt of such request for review, the Participant’s appeal shall be deemed to have been denied upon the expiration of the sixty (60)-day review period.

12.3 Final Authority. The Committee has discretionary and final authority under the Plan to determine the validity of any claim. Accordingly, any decision the Committee makes on the Participant’s appeal shall be final and binding on all parties. If a Participant disagrees with the Committee’s final decision, the Participant may bring suit, but only after the claim on appeal has been denied or deemed denied. Any such lawsuit must be filed within ninety (90) days of the Committee’s denial (or deemed denial) of the Participant’s claim or the claim will be forever barred.